FOR IMMEDIATE RELEASE                             For more information, contact:
                                                Carolyn Iglesias, (201) 767-2836
						    or Nick Gicas (201) 767-2887



UNITED WATER EXTENDS
SHAREHOLDER RIGHTS PLAN

HARRINGTON PARK, NJ, July 30, 1999 -- United Water Resources (NYSE: UWR) today announced that its board of directors has approved an amendment to the Shareholder Rights Plan (Rights Plan), which will extend the plan for an additional seven years. The Rights Plan, originally adopted in July 1989, is designed to protect shareholders against certain hostile takeover activities. This action extends the plan's expiration date from August 1, 1999 to April 22, 2006.

     The Rights Plan is intended to ensure that all of United Water's shareholders receive fair and equal treatment in the event of any proposed takeover, and to guard against partial tender offers, squeeze-outs and other hostile tactics to gain control of the company without paying all shareholders a fair price. The Rights Plan would not prevent a takeover but is designed to encourage anyone seeking to acquire the company to negotiate with the board to ensure that the terms are fair to all shareholders.

     United Water Resources is a holding company engaged in water-related businesses and real estate investments. As the nation's second-largest investor-owned water services company, United Water provides water and wastewater services through its regulated utilities and non-regulated municipal contract operations to more than 7.5 million people in over 400 communities in 19 states. The company has been continuously listed on the New York Stock Exchange since 1869 and has paid cash dividends on its common stock continuously since 1886. For more information about United Water, please visit the company's website at www.unitedwater.com.

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